Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2011 relating to the statement of financial condition as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2010, 2009 and 2008 of United States Gasoline Fund, LP included in the Form 10-K of United States Gasoline Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
December 30, 2011